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Exhibit 99.1

Contacts:

Karen Breen
Dan Campbell
Investor Relations
303-397-8592
303-397-8634
 karen.breen@teletech.com
dan.campbell@teletech.com

TELETECH REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS
First Quarter Revenue of $245.8 Million, Net Income of $2.8 Million;
Announces Management Appointments to Enhance Focus on Key Business Initiatives

Denver, Colo., April 29, 2003—TeleTech Holdings, Inc. (Nasdaq: TTEC), a leading global provider of customer management solutions, today announced first quarter 2003 results and certain management appointments.

        Revenue for the first quarter 2003 was $245.8 million, down $12.0 million or 4.7 percent from $257.8 million in the fourth quarter 2002, and down $8.2 million or 3.2 percent from $254.0 million in the year ago quarter. The sequential decrease was primarily attributable to normal and expected first quarter seasonal volume declines. The decrease from the year ago quarter is related to a short-term project completed for several cable clients during the first quarter 2002.

        Net income for the first quarter 2003 was $2.8 million, or 4 cents per diluted share. This compares to a loss per diluted share of 29 cents in the fourth quarter 2002, and a loss per diluted share of 6 cents in the year ago quarter. The above net income and earnings per diluted share results are shown on a generally accepted accounting principle (GAAP) basis. The following table provides information on 2002 financial results excluding certain charges.

        Selling, general and administrative (SG&A) costs were $47.7 million, or 19.4 percent of revenues, in the first quarter 2003, down from 20.7 percent in the fourth quarter 2002, and up from 19.0 percent in the year ago quarter.

        Operating margin was 2.4 percent for the first quarter 2003, down sequentially from 3.6 percent in the fourth quarter 2002, excluding restructuring and asset impairment charges, and down from 6.0 percent in the first quarter 2002. The decrease in operating margin from 2002 to 2003 is primarily attributable to the continued transition of a large client to lower cost locations, and available capacity in TeleTech's North American and European operations.

        "In the first quarter, TeleTech renewed several important client relationships and returned its Percepta joint venture to profitability," said Kenneth Tuchman, TeleTech's Chairman and Chief Executive Officer. "Our primary focus continues to be closing business with new and existing clients to leverage existing capacity. The opportunities in our sales pipeline are progressing and we believe we are well positioned to win new business in the first half of 2003."

        "We are not pleased with our recent operating margin performance, and are sharply focused on improving profitability and shareholder returns," continued Tuchman. "Our goal is to end 2003 with an operating margin between 4 and 6 percent. We believe this can be accomplished through a combination of launching new business and a targeted improvement in gross margin of 1 to 2 percent by year-end. The gross margin improvement is expected to come from several initiatives including revenue optimization and increased employee productivity, as well as cost reduction efforts across the business."

        TeleTech's cash and short-term investments were $117.8 million at the end of the first quarter 2003, compared to $144.8 million at the end of 2002. The decrease was due primarily to days sales outstanding returning to a more normalized level of 56 days in the first quarter, up from 49 days at the end of 2002.

        Capital expenditures for the first quarter 2003 were $46.6 million, including the company's $38.2 million purchase of its corporate headquarters building. Excluding the corporate headquarters building purchase, first quarter 2003 capital expenditures were $8.4 million. This was comparable to $8.4 million in the fourth quarter 2002, and down from $9.0 million in the year ago quarter.

        "We continue to conservatively manage our balance sheet and believe we are making progress toward signing new business to further leverage our infrastructure," said Margot Tekavec, TeleTech's Chief Financial Officer. "As an organization we are focused on near term margin improvement, and are aggressively pursuing an extensive profit improvement plan. TeleTech has maintained a solid financial position, with over $117 million in cash and a conservative debt to capitalization ratio. Looking ahead, we are confident the company will further its legacy of demonstrating leadership in a dynamic and competitive industry, even in a difficult economic environment."

BUSINESS OUTLOOK

        The following statements are based on current expectations regarding TeleTech's outlook for its future financial results.

        TeleTech believes second quarter 2003 revenue will decrease slightly from first quarter 2003 due primarily to the anticipated ramp down of the majority of its work with the United States Postal Service and lower volumes in certain client programs due to recent global events. As a result, earnings per diluted share for the second quarter 2003 will decrease sequentially commensurate with the revenue decline.

        TeleTech believes financial performance will improve in the second half of 2003 from a combination of ramping new business and pursuing certain profit improvement initiatives and the company's goal is to exit 2003 with an operating margin between 4 to 6 percent. TeleTech believes SG&A, along with depreciation and amortization, as a percentage of revenue, will continue to be in a range similar to the last several quarters.

MANAGEMENT APPOINTMENTS

        Margot Tekavec, Chief Financial Officer and Executive Vice President of International Operations, has been named Executive Vice President of Global Operations, responsible for strengthening TeleTech's worldwide operations and improving its financial performance. Dennis J. Lacey will join TeleTech from CKE Restaurants, Inc, (CKE), and succeed Margot as Chief Financial Officer.

        Margot has provided strong leadership and made significant contributions in strengthening and automating the company's financial controls and reporting systems, along with improving TeleTech's balance sheet. Through aggressive working capital management, Margot has been instrumental in improving TeleTech's net cash provided by operating activities from $36.3 million in 2000 to $113.7 million in 2002. Furthermore, by enhancing the capital appropriation and review process, capital expenditures were lowered to $37.9 million in 2002 from $118.0 million in 2000.

        "I am excited about the opportunity to lead TeleTech's global operations," said Margot Tekavec. "TeleTech's success over the past 20 years has centered around its people, processes and technology and I look forward to turning my focus to our worldwide operations to realize the benefits of our profit improvement plan and our efforts to build a global operating company."

        Dennis will join TeleTech on May 5, 2003, from CKE where he has been Executive Vice President and Chief Financial Officer since April 2001. CKE had fiscal year 2002 revenue of $1.5 billion, employs 33,000 people and operates nearly 3,400 restaurants, including Carl's Jr., Hardee's and La Salsa Fresh Mexican Grills in 43 states and in 15 countries.

        While at CKE, Dennis implemented a strategic plan to improve CKE's profitability and negotiated new financing. Additionally, he was instrumental in lowering CKE's SG&A expenses by 20 percent. Prior to joining CKE, he was Chief Financial Officer of Imperial Bancorporation from 1998 to 2001 and Chief Executive Officer of Capital Associates, Inc. from 1989 to 1998. In 1976, Dennis began a 13-year career with Coopers and Lybrand, including serving as an audit partner.

        "I look forward to joining TeleTech at this time in the company's development," stated Dennis J. Lacey, TeleTech's new Chief Financial Officer. "The opportunities for continued growth in the global customer management outsourcing industry continue to be strong and I look forward to working with Ken, Margot and the entire TeleTech team."

        "The management changes announced today are part of a plan that has been in place for over a year to streamline the organization and further our transformation to a global operating company," said Kenneth Tuchman. "This is a natural evolution in the company's development, and we believe these changes will improve performance through increased focus on standardization, financial controls and driving operational excellence in every area of our business."

        "Margot has provided strong leadership to many key areas of the company, including finance, administration, procurement, real estate and international operations, and we congratulate her on her new responsibilities," continued Tuchman. "The Board has tremendous confidence in Margot, and we look forward to her contributions in leading our global operations."

        "Dennis is a seasoned executive with a successful track record, and we welcome him to TeleTech," added Tuchman. "Dennis' knowledge of the service industry is a natural complement to TeleTech's business model. We are confident his financial expertise and extensive business background will further strengthen our motivated and talented executive leadership team."

CONFERENCE CALL

        TeleTech executive management will host a conference call to discuss first quarter 2003 financial results today at 5:00 p.m. ET. You are invited to join a live webcast of the call by visiting the "Investors" section of the TeleTech website at www.teletech.com. If you are unable to participate during the live webcast, a replay of the call will be available on the TeleTech website through Tuesday, May 13, 2003.

TELETECH PROFILE

        For twenty years, TeleTech has managed the customer experience for some of the world's largest enterprises. TeleTech's innovative customer care services help companies acquire, serve, grow and retain customers throughout the entire relationship lifecycle. TeleTech offers solutions to a variety of industries including financial services, transportation, communications, government, healthcare and travel. With a presence that spans North America, Asia-Pacific, Europe and Latin America, TeleTech provides comprehensive customer care services to global organizations. Additional information on TeleTech can be found at www.teletech.com.

FORWARD LOOKING STATEMENTS

        All statements not based on historical fact are forward-looking statements that involve substantial risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, following are important factors that could cause TeleTech's actual results to differ materially from those expressed or implied by such forward-looking statements, including: TeleTech's ability to predict future revenue and associated costs; lower than anticipated customer interaction center capacity utilization; the loss or delay in implementation of a customer management program; TeleTech's ability to build-out facilities in a timely and economic manner; greater than anticipated competition from new entrants into the customer care market, causing increased price competition or loss of clients; the loss of one or more significant clients; higher than anticipated start-up costs associated with new business opportunities and ventures; TeleTech's ability to predict the potential volume or profitability of any future technology or consulting sales; TeleTech's agreements with clients may be canceled on relatively short notice; and TeleTech's ability to generate a specific level of revenue is dependent upon customer interest in and use of the products and services of TeleTech's clients. Readers are encouraged to review TeleTech's 2002 Form 10-K, and other publicly filed documents, which describe in greater detail these and other important factors that may impact TeleTech's business, results of operations, financial condition and cash flows. TeleTech undertakes no obligation to update its forward-looking statements after the date of this release.

# # #

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended March 31,
	2003	2002
Revenues	$245,789	$254,031
Operating expenses:
Costs of services	179,377	175,545
Selling, general & administrative	47,727	48,247
Depreciation and amortization	13,374	14,939
Restructuring charge	(588)	—

Total operating expenses	239,890	238,731

Operating Income	5,899	15,300
Other income (expense)	(936)	(4,044)

Income Before Income Taxes	4,963	11,256
Income tax expense	1,936	4,444

Income before Minority Interest and Cumulative Effect of Change in Accounting Principle	3,027	6,812
Minority Interest	(262)	(50)

Income before Cumulative Effect of Change in Accounting Principle	2,765	6,762 (1)
Cumulative Effect of Change in Accounting Principle	—	(11,541)

Net Income (Loss)	$2,765	$(4,779)

Basic Earnings Per Share before Cumulative Effect of Change in Accounting Principle		$0.09

Diluted Earnings Per Share before Cumulative Effect of Change in Accounting Principle		$0.09

Basic Earnings (Loss) Per Share	$0.04	$(0.06)

Diluted Earnings (Loss) Per Share	$0.04	$(0.06)

Operating Margin	2.4%	6.0%
Net Income (Loss) Margin	1.1%	(1.9)%
Effective Tax Rate	39.0%	39.5%
Weighted Average Shares
Basic	74,117	76,755
Diluted	74,531	76,755

Notes:

1.
Represents the adoption of SFAS No. 142 "Accounting for Goodwill and Other Intangibles".

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP EARNINGS TO ADJUSTED EARNINGS
(In thousands, except per share data)

	Three months ended December 31, 2002	Three months ended March 31, 2002
Net Loss—GAAP	$(22,106)	$(4,779)
Restructuring and Asset Impairment Charges:
Workforce reductions—tax effected	2,587	—
Asset impairment in connection with SFAS No. 144—tax effected	20,384	—
Other—tax effected	245	—
Acquisition of the remaining shares of enhansiv—tax effected	1,419	—
Deferred tax asset impairment	2,668	—
Goodwill impairment in connection with SFAS No. 142	—	11,541

Total restructuring and asset impairment charges	27,303	11,541

Net Income—Adjusted	$5,197	$6,762

Diluted EPS—GAAP	$(0.29)	$(0.06)

Diluted EPS—Adjusted	$0.07	$0.09

Diluted Shares Outstanding	75,328	78,846

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$117,800	$144,792
Accounts receivable, net	152,391	137,598
Other current assets	42,258	44,841

Total current assets	312,449	327,231
Property and equipment, net	157,408	123,093
Other assets	99,300	90,264

Total assets	$569,157	$540,588

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$120,389	$136,334
Total noncurrent liabilities	124,995	84,518
Minority interest	12,939	13,577
Total stockholders' equity	310,834	306,159

Total liabilities and stockholders' equity	$569,157	$540,588

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF CASH FLOWS
(In thousands)

	Three months ended March 31,
	2003	2002
Cash flow from operating activities:
Net income (loss)	$2,765	$(4,779)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative Effect of Change in Accounting Principle	—	11,541
Depreciation and amortization	13,374	14,939
Other	(31,516)	(39,581)

Net cash provided by operating activities	$(15,377)	$(17,880)

Total Capital Expenditures	$46,582 (1)	$8,974
Free Cash Flow	$(61,959)	$(26,854)

Notes:

1.
Total capital expenditures in 2003 include the purchase of TeleTech's corporate headquarters building for $38.2 M.

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  Exhibit 99.1